Exhibit 10.1

January 18, 2013

Mr. Armand Correia

122 Grand Palm Way

Palm Beach Gardens, FL 33418

Dear Armand:

This release agreement (“Agreement”) will confirm the terms of your retirement from employment with Ascena Retail Group, Inc. (the “Company”) on mutually agreeable terms as set forth below. You and the Company (collectively, the “Parties”) agree that this Agreement represents the full and complete agreement concerning your separation from employment with the Company.

1. Last Day of Employment: You advised the Company on March 8, 2012, and the Company has agreed, that you will separate from service with the Company no later than March 2, 2013 (the date that you actually separate from service will be referred to in this Agreement as your “Termination Date”). It is mutually understood that this separation from service constitutes a separation from service as that term is defined in Treasury Regulation Section 1.409A-1(n). Provided that you sign and return this Agreement without revoking it as set forth in paragraph 29 of this Agreement, you and the Company have agreed that, through March 2, 2013 (the “Transition Period”), you will continue to handle your normal duties and will assist in the transition of your responsibilities and institutional knowledge to your successor. You will be paid your salary through your Termination Date. The Company may require you to perform your duties remotely and not report to the office during any portion of the Transition Period, and at that time you will be required to execute this Agreement to obtain the benefits included herein. Regardless of where your work is performed during the Transition Period, you understand that your duties will require you to work, at a minimum, thirty (30) hours per week. Except as otherwise provided in this Agreement or under applicable law, you will, during the Transition Period, be covered by all Company benefit plans and supplementary or variable compensation plans (collectively, the “Company Plans”) in which you participated prior to March 8, 2012, in accordance with the terms of such plans and applicable law, including without limitation medical/hospitalization and dental insurance benefits, executive life insurance, short-term disability and long-term disability insurance coverage, the 401(k) plan, the Long Term Incentive Plan, the Management Incentive Plan (also known as the Cash Incentive Bonus Plan), the Stock Incentive Plan, and success Stock Awards for work on mergers and acquisitions, and you will be eligible for merit increases. Notwithstanding the foregoing general continuation of your participation in the Company Plans, if, prior to March 2, 2013, you have a “separation from service,” as that phrase is defined for certain purposes under applicable IRS regulations, your participation in some of the Company Plans may terminate by reason of applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) or pursuant to express provisions of the relevant Company Plan. You will, however, continue to be paid salary (or taxable compensation equal to your salary), and to be covered under those Company Plans in which such continued participation is permitted, regardless of whether you are in the office and/or whether your successor has been hired.

2. Consideration: Provided that you sign and return the Supplemental Release attached to this Agreement without revoking it as set forth in the Supplemental Release, the Company will, following your Termination Date:

(a)	Pay you the equivalent of fifty-two (52) weeks of pay at your rate of salary as of March 2, 2013, which will be paid out as severance pay, less applicable withholding, in installments on the same bi-weekly pay schedule as the Company payroll. All taxable payments and benefits provided under this Agreement are intended to comply with the separation pay exception (as set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)) of Section 409A of the Code;

(b)	Provided that you timely elect and enroll in COBRA, the Company will pay 100% of COBRA benefit premiums for a fifty-two (52) week period, unless you become eligible and elect to participate in Medicare at an earlier time, in which event and at which time the Company will cover the cost of the Company’s medical benefits as supplemental coverage for Medicare, and will continue to cover the COBRA cost for your spouse (for the remainder of the fifty-two (52) week period), should she elect to continue the Company’s medical benefits through COBRA after you elect to participate in Medicare. You will receive, under separate cover, information and enrollment forms regarding continuing insurance coverage pursuant to COBRA. Notwithstanding the foregoing, in the event the Company determines that this arrangement is a violation of any federal healthcare reform laws or regulations, or is a violation of any other applicable law or Company Plan, the provisions of this Section 2(b) shall, to the extent necessary to avoid any such violation of law or Company Plan, be a nullity and, provided that it does not constitute a violation of any applicable law or Company Plan, the Company will pay you a lump sum that is equal, on a net basis after payment of all federal, state and local taxes imposed on such lump sum payment, to the cost of COBRA continuation coverage premiums you would be required to pay to continue such coverage through March 2, 2014;

(c)	Pay you, on the first pay period after March 2, 2014, a lump sum that is equal, on a net basis after payment of all federal, state and local taxes imposed on such lump sum payment, to the cost of 100% of COBRA continuation coverage premiums you would be required to pay to continue such coverage between March 3, 2014 through September 30, 2014;

(d)	Pay you an additional lump sum payment of ten thousand dollars ($10,000.00), less applicable withholding, that is intended for you to use to pay for the services of a personal financial planner;

(e)	Pay you a lump sum, less applicable withholding, which is equivalent to the amount that you would have been eligible to receive under the Management Incentive Plan (also known as the Cash Incentive Bonus Plan) for Spring 2013 had you been employed by the Company at or after the time that payments to active employees are made in or about September 2013. The Parties agree that this payment will be made no earlier than the time that payments to active employees are made under the Plan; provided further, however, that this payment will, in all events, be made no later than December 31, 2013;

(f)	Pay you a lump sum, less applicable withholding, which is the cash equivalent of your 2013 Long Term Incentive Program Award, if any, pursuant to the Company’s 2013 Long Term Incentive Program established by the Company under the terms of the Ascena Retail Group, Inc. 2010 Stock Incentive Plan, which payment shall be made on the basis of the Company’s actual performance through the end of fiscal 2013, and which shall be paid at the same time and in the same manner as payments are made to other participants in the 2013 LTIP (which shall, in all events be paid no later than December 31, 2013); provided, however, that no requirement that you remain actively employed by the Company after your Termination Date shall apply); and

(g)	Provide you with a Dress Barn associate discount for life.

3. Withholding on Payments: Taxes, applicable withholding and authorized or required deductions will be deducted from all payments to you.

4. Employee Benefits: Except as expressly provided herein, in the Company Plans, in the Executive Retirement Plan, in the Executive Deferred Compensation Plan, and/or as otherwise required by law, your employee benefits and participation in the Company Plans, including but not limited to medical/hospitalization and dental insurance benefits, executive life insurance, short-term disability and long-term disability insurance coverage, the 401(k) plan, the Long Term Incentive Plan, the Management Incentive Plan (also known as the Cash Incentive Bonus Plan) and/or any other bonus payment plans, the Stock Incentive Plan, and success Stock Awards for work on mergers and acquisitions, will terminate effective March 2, 2013, unless such coverage has terminated at an earlier date pursuant to limitations on continued coverage under applicable laws, regulations or the terms of governing plan documents or insurance contracts.

5. COBRA: Following your Termination Date, you may elect to continue medical/hospitalization and dental insurance coverage, as applicable, at your own expense, except as otherwise provided in paragraph 2(b) and 2(c), pursuant to a federal law known as COBRA. You will receive, under separate cover, information regarding continuing medical/hospitalization and dental insurance coverage pursuant to COBRA.

6. Stock Options: Any outstanding stock options granted to you may vest and will be exercisable as provided under the terms of the Company’s Stock Incentive Plan and the terms of the specific grants made to you as set forth on the applicable stock option certificates.

7. Life Insurance: You shall have such rights with regard to any “Split Dollar Policy” (as that term is defined in the Company’s Executive Deferred Compensation Plan) in which you are the named insured as are provided for pursuant to the terms of such plan.

8. Accrued Vacation: You will be paid for all accrued but unused vacation. You understand that you are entitled to this payment regardless of whether you sign this Agreement.

9. Unemployment Insurance: While the Company will not oppose a claim by you for unemployment insurance benefits, you must understand that the State Department of Labor (“DOL”), not the Company, determines whether you are eligible to receive benefits and that you cannot raise any claim against the Company because of information that is provided to the DOL.

10. Reimbursement of Business Expenses: You agree to submit, within thirty (30) days following your Termination Date, appropriate documentation of all authorized business expenses incurred in connection with your performance of duties for the Company, and the Company will reimburse you in accordance with Company policy. You should submit such documentation to John Pershing at the address set forth in paragraph 29 below.

11. References: You should direct all reference inquiries to John Pershing, Executive Vice President, Human Resources.

12. Transition: Until your Termination Date, you agree to continue to perform your duties in a professional manner and to cooperate in the orderly and smooth transition of your job responsibilities. After your Termination Date, you agree that you will be available, upon reasonable notice, to respond to questions and provide assistance to the Company regarding any unfinished business, including but not limited to cooperating with the Company with respect to any litigation that may arise relating to matters on which you worked during your employment.

13. No Other Payments: You understand and agree that absent this Agreement, you would not otherwise be entitled to the consideration specified in this Agreement. Further, by signing this Agreement, you agree that you are not entitled to any payments and/or benefits that are not specifically listed in this Agreement, including but not limited to benefits under The Dress Barn, Inc. Executive Severance Plan and/or the April 16, 2010 letter between you and The Dress Barn, Inc. relating thereto, the Management Incentive Plan (also known as the Cash Incentive Bonus Plan) and/or any other bonus payment plans, the Stock Incentive Plan, and the Long Term Incentive Plan. You will, however, be entitled to such benefits as are provided for under the Company’s tax qualified retirement plans and non-qualified plans in which you have a vested right, such as the Company’s 401(k) plan and Executive Retirement Plan. You further agree and acknowledge that upon the Company’s providing the payments and other benefits set forth in this Agreement, the Company has paid you in full any and all monies owed to you in connection with your employment with the Company and separation from employment, including but not limited to payment for all services performed on behalf of the Company and any amounts that may otherwise have been payable to you in the nature of severance, except as otherwise specifically stated in this Agreement.

14. General Release of All Claims: In exchange for the Company’s payments and other consideration as set forth in this Agreement, you release Ascena Retail Group, Inc., and each of its subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, trustees, employees and agents (hereinafter collectively referred to as “Releasees”) from any and all claims that may legally be waived by private agreement, known or unknown, including but not limited to those related to your employment, your separation from employment or otherwise, from the beginning of time through the date that you sign this Agreement, except as otherwise specifically stated in this Agreement.

You understand and agree that you are releasing Releasees from any and all claims that may legally be waived by private agreement, including but not limited to claims for breach of contract, personal injury, wages, benefits, defamation, wrongful discharge, and any and all claims based on any oral or written agreements or promises, whether arising under statute (including, but not limited to, claims arising under the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the New York State Labor Law, the New York State Whistleblower Statute, and any other federal, state, local or foreign laws or regulations), contract (express or implied), constitutional provision, common law, tort, public policy or otherwise, from the beginning of time through the date that you sign this Agreement.

You understand and agree that you are also releasing Releasees from any and all claims that may legally be waived by private agreement, including but not limited to claims for retaliation, and claims for discrimination or harassment in employment on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, genetic information, marital status, veteran’s status and any other protected grounds, including, but not limited to, any and all rights and claims you may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, and any other federal, state, local or foreign laws or regulations, from the beginning of time through the date that you sign this Agreement.

15. No Claims Filed: Except as otherwise stated below, you agree and covenant not to file any suit, complaint, claim, grievance or demand for arbitration against any of Releasees, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability or obligation arising out of your employment with the Company and/or separation from employment. You further represent that no claims, complaints or other proceedings are pending in any court or other forum relating directly or indirectly to your employment with the Company and/or separation from employment. You understand that nothing in this Agreement shall be construed to prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, and/or any federal, state, local or foreign agency charged with the enforcement of any employment laws, although by signing this Agreement, you understand that you are waiving your right to receive individual relief based on claims asserted in such a charge or complaint, except where such a waiver is prohibited. You understand that your release of claims as contained in the Agreement does not extend to any rights you may have under the Fair Labor Standards Act, and/or or under any laws governing the filing of claims for unemployment and/or workers’ compensation benefits. You further understand that nothing herein shall be construed to prohibit you from challenging: (a) the Company’s failure to comply with its promises to make payments and provide benefits under this Agreement; (b) your right to any vested benefits to which you are entitled; and/or (c) the knowing and voluntary nature of your release of claims under the Age Discrimination in Employment Act of 1967.

16. Confidential Information:

(a)	You agree that you shall not disclose any confidential or proprietary information you learned or acquired while employed by the Company, including, but not limited to, personnel and compensation information; financial information and data; technical data and information; programmatic and operational information; customer identities and information; marketing plans, data and information; business information; strategy and program-specific research; information related to the Company’s computer and/or communications systems; and/or information the nature of which would commonly be reasonably understood to be confidential (hereinafter referred to collectively as “Confidential Information”), except as required by law. You further promise that you shall not directly or indirectly use, disclose, reproduce, sell, retain, remove from the premises, make available to any other person or entity, or use for your own or for any other person or entity’s benefit, any portion of the Confidential Information. You also promise that you shall not use any such Confidential Information to damage the Company, its interests or its clients, or any other person or entity with whom the Company does business; and

(b)	By signing below, you represent that you shall: (i) on or before your Termination Date return to the Company any and all Confidential Information and all other materials, documents or property belonging to the Company or any of its affiliated entities, and any and all copies thereof, whether in hard copy or electronic form, which were in your possession or under your control, including without limitation files, documents, lists, records, manuals, reports, software and hardware, laptops, printers, computers, cell phone, blackberry or other PDA, keys, equipment, identification cards, access card, credit cards, mailing lists, rolodexes, personnel information, electronic information and files, computer print-outs, and computer disks and tapes, (ii) not retain any copies of any Confidential Information and/or any other materials, documents or property belonging to Releasees, and (iii) permanently delete all Confidential Information from your home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices.

17. [INTENTIONALLY OMITTED]

18. No Negative Statements: You agree not to make, directly or indirectly, to any person or entity, including but not limited to the Company’s past and/or present employees, Board of Directors, and/or the press, any negative or disparaging oral or written statements about, or do anything which damages, any of the Releasees, or its or their services, good will, reputation or financial status, or which damages it or them in any of its or their business relationships. Nothing in this paragraph shall preclude you from testifying honestly if required by law to testify in any legal proceeding or governmental investigation.

19. Restrictive Covenants: For a period of twenty-four (24) months after your Termination, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, recruit or hire, or attempt to recruit or hire, any associate of any of the Releasees, or otherwise solicit, aid, induce or attempt to influence any associate to leave the employment of any of the Releasees.

20. Breach of Agreement: You acknowledge that the Company would be irreparably injured by a violation by you of paragraphs 16, 18 and/or 19, and you agree that in the event of any such breach or threatened breach, the Company shall, in addition to any other remedies available to it, be entitled to: (i) a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining you from any actual or threatened breach of paragraphs 16, 18 and/or 19, and (ii) discontinue making any further payments under this Agreement, and recover the amounts paid to you pursuant to paragraph 2(a), as well as damages, attorneys’ fees and other costs incurred by the Company in obtaining such relief.

21. Nonadmission of Wrongdoing: By entering into this Agreement, neither you nor any of the Releasees admit any wrongdoing or violation of law.

22. Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and either the Company’s President and CEO, or the Executive Vice President of Human Resources.

23. Applicable Law; Consent to Jurisdiction: This Agreement shall be interpreted, enforced and governed under the laws of the State of New York. You and the Company consent to the jurisdiction of the courts of the State of New York and/or the federal district courts of the Southern District of New York, for the purpose of resolving all issues of law, equity, and/or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts exclusively. Each party consents to personal jurisdiction over such party in the state and/or federal courts of New York and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in New York County, State of New York, exclusively.

24. Supplemental Release: On or after, but not before, your Termination Date, you must sign the attached Supplemental Release and return it to John Pershing, Executive Vice President of Human Resources, or his designee, Ascena Retail Group, Inc., 30 Dunnigan Drive, Suffern, NY 10901.

25. Severability: You agree that in the event that any provision of this Agreement is judicially declared to be invalid or unenforceable, only such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable the remaining provisions hereof, which shall remain in full force and effect to the fullest extent permitted by law.

26. Entire Agreement: This Agreement contains the entire agreement between you and the Company and supersedes and replaces any prior agreements or understandings between you and the Company, whether written or oral, including but not limited to The Dress Barn, Inc. Executive Severance Plan and the April 16, 2010 letter between you and The Dress Barn, Inc. relating thereto, which are hereby superseded, null and void.

27. Waiver: By signing this Agreement, you acknowledge that:

(a)	You have carefully read, and understand, this Agreement;

(b)	You have been given at least twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney and/or any other advisors of your choice before signing this Agreement, and agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period;

(c)	By this paragraph of the Agreement, the Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

(d)	You understand that this Agreement is legally binding and by signing it you give up certain rights;

(e)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

(f)	You have not relied upon any representation, statement or omission made by any of the Company’s agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those expressly stated in this Agreement;

(g)	You knowingly and voluntarily release Releasees from any and all claims you may have, known or unknown, in exchange for the payments and other benefits you have obtained by signing, and acknowledge that these payments and other benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement; and

(h)	This Agreement does not waive any rights or claims that may arise after this Agreement is signed.

28. Return of Signed Agreement: You should sign and return this signed Agreement to John Pershing, Executive Vice President of Human Resources, or his designee, Ascena Retail Group, Inc., 30 Dunnigan Drive, Suffern, NY 10901, no later than twenty-one (21) days after the date that you receive this Agreement. If you do not return the signed Agreement to Mr. Pershing or his designee by that date, this Agreement shall be deemed revoked, null, void and of no effect, and you shall have no entitlement to pay, benefits or any consideration as set forth in this Agreement.

29. Effective Date and Revocation Period: You have seven (7) days from the date you sign this Agreement to change your mind and revoke this Agreement. If you do not advise the Company in writing within seven (7) days that you have revoked this Agreement, this Agreement shall be effective, enforceable and binding on all Parties on the eighth (8th) day after you sign it. If you change your mind and revoke this Agreement, you must send written notice of your decision to John Pershing, Executive Vice President of Human Resources, or his designee, Ascena Retail Group, Inc., 30 Dunnigan Drive, Suffern, NY 10901, so that he receives your revocation no later than the eighth (8th) day after you originally signed the Agreement. You should understand that the Company will not be required to make the payments or provide the consideration set forth in this Agreement unless this Agreement becomes effective.

Sincerely,

/s/ John Pershing
John Pershing
Executive Vice President,
Human Resources

Read, Accepted and Agreed:

/s/ Armand Correia	1/22/13
Armand Correia	Date

STATE OF NEW YORK)

: ss.:

COUNTY OF ROCKLAND)

On the 22nd day of January, 2013 before me personally came Armand Correia, to me known and known to me to be the individual described in, and who executed, the foregoing Agreement, and duly acknowledged to me that he executed the same.

/s/ Gene Wexler
Notary Public

GENE WEXLER

Notary Public, State of New York

No. O2WE6036419

Qualified in Westchester County

Commission Expires 1/24/14

SUPPLEMENTAL RELEASE

In exchange for the payments and benefits described in the release agreement dated January 18, 2013 (the “Agreement”), I release Ascena Retail Group, Inc., and each of its subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, trustees, employees and agents (hereinafter collectively referred to as “Releasees”) from any and all claims that may legally be waived by private agreement, known or unknown, including but not limited to those related to my employment, my separation from employment or otherwise, from the beginning of time through the date that I sign this Supplemental Release, except as otherwise specifically stated in the Agreement or this Supplemental Release.

I understand and agree that I am releasing Releasees from any and all claims that may legally be waived by private agreement, including but not limited to claims for breach of contract, personal injury, wages, benefits, defamation, wrongful discharge, and any and all claims based on any oral or written agreements or promises, whether arising under statute (including, but not limited to, claims arising under the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the New York State Labor Law, the New York State Whistleblower Statute, and any other federal, state, local or foreign laws or regulations), contract (express or implied), constitutional provision, common law, tort, public policy or otherwise, from the beginning of time through the date that I sign this Supplemental Release.

I understand and agree that I am also releasing Releasees from any and all claims that may legally be waived by private agreement, including but not limited to claims for retaliation, and claims for discrimination or harassment in employment on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, genetic information, marital status, veteran’s status and any other protected grounds, including, but not limited to, any and all rights and claims I may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, and any other federal, state, local or foreign laws or regulations, from the beginning of time through the date that I sign this Supplemental Release.

Except as otherwise stated below, I agree and covenant not to file any suit, complaint, claim, grievance or demand for arbitration against any of Releasees, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability or obligation arising out of my employment with the Company and/or separation from employment. I further represent that no claims, complaints or other proceedings are pending in any court or other forum relating directly or indirectly to my employment with the Company and/or separation from employment. I understand that nothing in this Agreement shall be construed to prohibit me from filing a charge with, or participating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, and/or any federal, state, local or foreign agency charged with the enforcement of any employment laws, although by signing this Supplemental Release, I understand that I am waiving my right to receive individual relief based on claims asserted in such a charge or complaint, except where such a waiver is prohibited. I understand that my release of claims as contained in the Agreement does not extend to any rights I may have under the Fair Labor Standards Act, or under any laws governing the filing of claims for unemployment and/or workers’ compensation benefits. I further understand that nothing herein shall be construed to prohibit me from challenging: (a) the Company’s failure to comply with its promises to make payments and provide benefits under the Agreement; (b) my right to any vested benefits to which I am entitled; and/or (c) the knowing and voluntary nature of my release of claims under the Age Discrimination in Employment Act of 1967.

I understand that I have seven (7) days from the date I sign this Supplemental Release to change my mind and revoke this Supplemental Release. I understand that if I do not advise the Company in writing within seven (7) days that I have revoked this Supplemental Release, this Supplemental Release shall be effective, enforceable and binding on all Parties on the eighth (8th) day after I sign it. I further understand that if I change my mind and revoke this Supplemental Release, I must send written notice of my decision to John Pershing, Executive Vice President of Human Resources, or his designee, Ascena Retail Group, Inc., 30 Dunniganth Drive, Suffern, NY 10901, so that he receives my revocation no later than the eighth (8th) day after I originally signed this Supplemental Release. I understand that the Company will not be required to make the payments or provide the consideration set forth in the Agreement unless the Agreement, including this Supplemental Release, becomes effective.

Armand Correia	Date

STATE OF )

: ss.:

COUNTY OF )

On the      day of             , 201     before me personally came Armand Correia, to me known and known to me to be the individual described in, and who executed, the foregoing Supplemental Release, and duly acknowledged to me that he executed the same.

Notary Public